Exhibit 99.1

Momentive Performance Materials Inc. Reports

Fiscal Year 2008 Results

ALBANY, N.Y., March 16, 2009 – Momentive Performance Materials Inc. (“Momentive” or the “Company”) today reported its consolidated results for the fiscal year ended December 31, 2008. Highlights for fiscal year 2008 include:

•	Net sales of $2.639 billion compared to $2.538 billion in the fiscal year ended December 31, 2007, an increase of 4.0%.

•	Adjusted EBITDA of $377.1 million compared to Adjusted EBITDA of $447.0 million in the fiscal year ended December 31, 2007, a decrease of 15.6%.

•	Operating loss of $836.6 million versus operating income of $82.2 million in the fiscal year ended December 31, 2007.

•	Net loss of $997.1 million compared to net loss of $254.3 million in the fiscal year ended December 31, 2007.

“As the global recession unfolded in the fourth quarter, we experienced dramatic and in many ways unprecedented declines in demand for our products, which significantly impacted our Adjusted EBITDA. Despite challenging market conditions, however, we made important progress in 2008 increasing our specialties mix, achieving our cost savings targets and exceeding our goals in working capital reductions,” said Jonathan Rich, President and CEO. He added, “In 2009, we will remain focused on reducing our costs and saving cash through working capital and capital expenditure reductions.”

For more information, interested parties may participate in Momentive’s Fiscal Year 2008 Conference Call on Monday, March 16, 2009 at 5:00 P.M. EDT:

U.S. Toll-Free:	866.383.7989
Outside of the U.S.:	+617.597.5328
Participant Passcode:	94513262

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; and the recent global financial crisis and economic slowdown. For a more detailed discussion of these and other risk factors, see our Form 10-K for the year ended December 31, 2008. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.momentive.com.

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Investor Contact

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Summary Fiscal Year 2008 Results

The following table sets forth certain historical consolidated and combined financial information, in both dollar and percentages of net sales, for the Successor period for the year ended December 31, 2008 and 2007, and for the combined Successor and Predecessor periods for the year ended December 31, 2006.

	Year Ended December 31,				Successor		Predecessor		Combined Predecessor and Successor Year Ended December 31, 2006
	2008		2007		December 4, 2006 to December 31, 2006		January 1, 2006 to December 3, 2006
	(dollars in millions)
Net Sales	$2,639.2	100.0%	$2,537.8	100.0%	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%
Cost of sales, excluding depreciation	1,837.8	69.6%	1,653.1	65.1%	185.2	75.3%	1,397.6	64.5%	1,582.8	65.6%

Gross profit	801.4	30.4%	884.7	34.9%	60.9	24.7%	770.4	35.5%	831.3	34.4%

Selling, general and administrative expenses	660.0	25.0%	683.8	26.9%	52.9	21.5%	534.6	24.7%	587.5	24.3%
Research and development expenses	75.7	2.9%	78.6	3.1%	7.4	3.0%	72.8	3.4%	80.2	3.3%
In-process research and development	—	—	—	—	52.0	21.1%	—	0.0%	52.0	2.2%
Restructuring and other costs	44.8	1.7%	40.1	1.6%	0.2	0.1%	10.6	0.5%	10.8	0.4%
Goodwill impairment charge	857.5	32.5%	—	—	—	—	—	0.0%	—	0.0%

Operating income (loss)	(836.6)	(31.7)%	82.2	3.2%	(51.6)	(21.0)%	152.4	7.0%	100.8	4.2%
Other income (expenses)
Interest expense, net	(277.0)	(10.5)%	(281.6)	(11.1)%	(21.6)	(8.8)%	(11.8)	(0.5)%	(33.4)	(1.4)%
Other income (expense), net	5.5	0.2%	(20.0)	(0.8)%	—	—	(4.7)	(0.2)%	(4.7)	(0.2)%
Minority interests	0.5	—	(0.1)	—	(0.1)	—	(43.9)	(2.0)%	(44.0)	(1.8)%

Income (loss) before income taxes	(1,107.6)	(42.0)%	(219.5)	(8.6)%	(73.3)	(29.8)%	92.0	4.2%	18.7	0.8%

Income taxes	(110.5)	(4.2)%	34.8	1.4%	(2.7)	(1.1)%	58.3	2.7%	55.6	2.3%

Net income (loss)	$(997.1)	(37.8)%	$(254.3)	(10.0)%	$(70.6)	(28.7)%	$33.7	1.6%	$(36.9)	(1.5)%

Net Sales by Segment
Silicones	$2,383.3	90.3%	$2,264.3	89.2%	$219.2	89.1%	$1,925.7	88.8%	$2,144.9	88.8%
Quartz	255.9	9.7%	273.5	10.8%	26. 9	10.9%	242.3	11.2%	269.2	11.2%

Total	$2,639.2	100.0%	$2,537.8	100.0%	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%

Net Sales. Net sales in the fiscal year ended December 31, 2008 were $2,639.2 million, compared to $2,537.8 million for the same period in 2007, an increase of 4.0%. The increase was primarily due to an increase in selling prices and exchange rate fluctuations of 9.5%, partially offset by a decrease in sales volume of 5.0%.

Net sales for our Silicones segment in the fiscal year ended December 31, 2008 were $2,383.3 million, compared to $2,264.3 million for the same period in 2007, an increase of 5.3%. The increase was primarily due to an increase in selling prices and exchange rate fluctuations of 8.2%, partially offset by a decrease in sales volume of 4.5%. The selling price improvements were across all regions and volume was down specifically in the U.S. and western Europe.

Net sales for our Quartz segment in the fiscal year ended December 31, 2008 were $255.9 million, compared to $273.5 million for the same period in 2007, a decrease of 6.4%. The decrease was primarily due to lower sales volume in semiconductor related products.

Cost of Sales, excluding Depreciation. Cost of sales, excluding depreciation in the fiscal year ended December 31, 2008 were $1,837.8 million compared to $1,653.1 million for the same period in 2007, an increase of 11.2%. The increase was primarily due to an increase in inflation on raw material, energy and transportation costs, partially offset by lower sales volume and the inventory fair value step up cost related to purchase accounting of $30.0 million in 2007. In addition, cost of sales was impacted by changes in foreign currency exchange rates.

Gross Profit. Gross profit in the fiscal year ended December 31, 2008 was $801.4 million compared to $884.7 million for the same period in 2007, a decrease of 9.4%. The decrease was primarily due to increased cost of sales, offset by the effects described above in net sales and the purchase accounting item noted above.

Goodwill Impairment Charge. During the fourth quarter of 2008, we recorded a pre-tax goodwill impairment charge of $700.0 million and $157.5 million for our Silicones and Quartz reporting units, respectively, on the Consolidated Statement of Operations. The changes to fair value in the reporting units that triggered the impairment charges were primarily attributable to the deterioration in economic conditions experienced in late 2008 which also caused management to change the estimates of future results. We factored these current market conditions and estimates into the projected forecasts of sales, operating income and cash flows of each reporting unit through the course of the strategic planning process.

Summary Fourth Quarter 2008 Results

In the fiscal three-month period ended December 31, 2008, net sales and Adjusted EBITDA were $545.3 million and $39.2 million, respectively. This compares to $653.6 million and $108.1 million, respectively, for the same period in 2007, a decrease of 16.6% and 63.7%, respectively. Please note that Adjusted EBITDA quarterly totals previously reported by the Company do not add up to the full year Adjusted EBITDA total presented herein because the latter includes pro-forma effects of certain estimated cost savings reported during the latter half of fiscal year 2008 as if implemented on January 1, 2008.

Subsequent Events

In order to preserve our financial flexibility and access to capital in light of the current volatility of financing markets, we elected to draw down an additional $90.0 million under our revolving credit facility on March 10, 2009. Prior to this additional draw down, on February 28, 2009, our cash balance was approximately $255.6 million. The outstanding letters of credit under the revolving credit facility and the synthetic credit facility at the time of the draw down were $31.9 million and $27.2 million, respectively, leaving unused capacity of $28.1 million under the revolving credit facility and $7.1 million under the synthetic letter of credit facility at that time.

Business Outlook

Over the first eleven weeks of the quarter, Momentive continued to see weak demand in all regions across all major product segments and we expect more of the same for the remainder of the quarter. While we have seen deflation in certain raw materials, the impact of this effect has been marginal in comparison to the drop-off in product demand. As a result, Momentive currently expects first quarter 2009 revenue in the range of $410 million to $440 million, GAAP operating loss of $60 million to $75 million and Adjusted EBITDA of $5 million to $15 million. Momentive also expects to have total debt net of cash of between $2,850 million to $2,910 million at the end of the first quarter of 2009.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facility and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facility) requires us to maintain a “Senior Secured Leverage Ratio” below a specified level. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined) to trailing twelve-month EBITDA (as adjusted per the credit agreement governing the senior secured credit facility) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. At December 31, 2008, we were in compliance with the senior secured leverage ratio covenant, the other covenants under the credit agreement governing the senior secured credit facility and the covenants under the indentures governing the notes. If weak demand stemming from the global economic downturn continues throughout 2009 and we experience sufficient declines in sales and EBITDA for which we cannot compensate with restructuring or business optimization initiatives, however, we may have difficulty complying with our senior secured leverage ratio covenant under our credit agreement in the future.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

					Successor	Predecessor	Combined Successor and Predecessor Year ended December 31, 2006
					Period from
			Year Ended December 31,
			2008	2007	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006
			(dollars in millions)
Net income (loss)			$(997.1)	(254.3)	(70.6)	33.7	(36.9)
Interest expense, net			277.0	281.6	21.6	11.8	33.4
Income taxes			(110.5)	34.8	(2.7)	58.3	55.6
Depreciation and amortization			237.4	294.6	27.0	153.4	180.4

EBITDA			(593.2)	356.7	(24.7)	257.2	232.5

Minority interest	(a	)	(0.5)	0.1	—	49.8	49.8
Restructuring and non-recurring	(b	)	44.8	40.1	0.2	10.6	10.8
Cost savings and inventory optimization	(c	)	56.0	14.5	0.9	10.5	11.4
Non cash and purchase accounting effects	(d	)	863.7	29.2	86.4	14.9	101.3
Management fee and other	(e	)	6.3	6.4	2.2	19.8	22.0

Adjusted EBITDA			$377.1	447.0	65.0	362.8	427.8

(a)	Reflects the elimination of minority interests resulting from the Shenzhen joint venture for the years ended December 31, 2008 and 2007, the acquisition of the partner interest in the joint ventures with Toshiba and Bayer of $44.9 for the period from January 1, 2006 through December 3, 2006 and the consolidation of OSi Italy from May 2006 to December 3, 2006.
(b)	Relates primarily to restructuring and non-recurring one time costs.
(c)	Represents estimated cost savings from initiatives being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the year ended December 31, 2008, estimated cost savings includes facility closures, contractor and headcount reductions, wage structure changes and inventory optimization programs. The pro-forma effects of these savings are included as if implemented as of January 1, 2008. For the years ended December 31, 2007 and 2006, estimated cost savings also included reductions in the number of legal entities, and consolidation of warehouses and offices. The inventory optimization impact on EBITDA for the years ended December 31, 2008, 2007 and 2006 was $8.5, $9.1, and $0, respectively.
(d)	Non cash items include the effects of (i) goodwill impairment, (ii) purchase accounting, (iii) non-cash mark to market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas hedging gains or losses, and (v) reserve changes. During the fourth quarter of 2008, we recorded a pre-tax goodwill impairment charge of $700.0 and $157.5 for Silicones and Quartz, respectively, on the Consolidated Statement of Operations. The changes to fair value in the reporting units that triggered the impairment charges were primarily attributable to the deterioration in economic conditions experienced in late 2008 which also caused management to change the estimates of future results. We factored these current economic conditions and estimates into the projected forecasts of sales, operating income and cash flows of each reporting unit through the course of the strategic planning process. In addition to the goodwill impairment charge for the year ended December 31, 2008 are (i) unrealized foreign currency exchange loss of $3.9, (ii) unrealized loss on natural gas hedges of $1.1, and (iii) FAS 123 (R) expense of $1.2. For the years ended December 31, 2007 and the period from December 4, 2006 to December 31, 2006, non-cash charges included a number of charges related to purchase accounting.
(e)	Management Fees and Other include (i) management and other fees to Apollo and affiliates, (ii) transition service agreements with General Electric, and (iii) pro forma stand alone cost savings.